For more information:
Courtney Hohne OutCast Communications (415) 392-8282 courtney@outcastpr.com	Matt Buckley RSA Security Inc (781) 515-6212 mbuckley@rsasecurity.com

For Immediate Release

RSA Security Appoints Orson Swindle to its
Board of Directors

BEDFORD, Mass., September 21st, 2005 – RSA Security Inc. (NASDAQ: RSAS), today announced the election of Orson G. Swindle, former commissioner of the United States’ Federal Trade Commission, as a new member of its Board of Directors.

In an extraordinary career of wide-ranging achievement, Mr. Swindle has served as a much-decorated U.S. Marine Corps. aviator, and worked in the Reagan Administration throughout the 1980s. Most recently he spent seven-and-a-half years as a commissioner at the FTC – the Federal Government’s principal law enforcement agency for antitrust and consumer protection laws – and was awarded the 2005 RSA® Conference Award for Public Policy.

“We are delighted to welcome Mr. Swindle to our Board of Directors,” said Art Coviello, president and CEO of RSA Security. “His distinguished background in the military and government, combined with his deep public commitment to – and knowledge of – information privacy and security, will make him an invaluable advisor to our Company.”

As a commissioner at the FTC, Mr. Swindle played a leadership role in addressing information system security and privacy concerns across the world through the Organization for Economic Cooperation and Development and the Asia Pacific Economic Cooperation organization. In this role – and in his capacity as a presidential-appointed Assistant Secretary of Commerce under President Reagan – he has testified before numerous Congressional Committees. While in the Marines, he flew in excess of 200 combat missions and spent six years as a prisoner-of-war in North Vietnam. He retired from the military in 1979 with the rank of Lieutenant Colonel and more than 20 decorations for valor in combat.

“Mr. Swindle has the reputation and standing as one of our nation’s most eminent leaders, and it is a privilege to be working with him in this capacity,” added James K. Sims, chairman of RSA Security’s Board of Directors. “A passionate advocate of consumer and business education, and a strong campaigner for business best practice in the nascent information economy, he will bring invaluable experience and new perspective to the Company. We are looking forward to leveraging Orson’s considerable skills as we extend our leadership position in a number of markets.”

About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the company leads the way in strong authentication and encryption, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity & access management solutions helps businesses to establish who’s who online – and what they can do.

With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve more than 18,000 customers around the globe and interoperate with more than 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com

RSA and RSA Security are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. All other products and services mentioned are trademarks of their respective companies.